Exhibit 99.1

[Logo]                     RWE Acquisition Update #19

March 28, 2002

This is an update on the RWE/Thames transaction for American Water Associates. Future updates will be distributed in the coming weeks via email. They are then archived, along with other important materials, in the "RWE Acquisition Update" database on Lotus Notes. The information contained in this Update will also be filed with the US Securities and Exchange Commission and can be viewed by accessing the commission's EDGAR database at http://www.sec.gov/edgar.shtml.


The Regulatory Process Continues
Since the beginning of the year, when all of the initial filings had been filed in states where regulatory approval of the transaction is required, there has been significant progress in that process. Here's the latest system-wide status report on the 23 states where American Water has regulated utility operations.

            No further regulatory action is required in these 10 states:


State                 Action Taken
1. Connecticut        Pending sale to Aquarion
2. Georgia            Approval not required
3. Indiana            Approval not required
4. Iowa               Official letter from the state - Approval not required
5. Massachusetts      Pending sale to Aquarion
6. Michigan           Approval not required
7. Missouri           Commission decision - Approval not required
8. New Hampshire      Pending sale to Aquarion
9. Ohio               Official order received from the Commission -
                      Approval not required
10.Texas              Official letter from the state - Approval not required


Continued . . .

Update #19, page 2

               The regulatory process continues in these 13 states:


State                  Action Taken
11. Arizona            The Company and Thames Water are making amendments to
                       the initial filing. No dates have been set for public commentary.

12. California         The case has been assigned to a commissioner and an
                       administrative law judge has been named to oversee the process. A schedule has also been released that calls for a decision to be delivered in November 2002. Montara and the City of Thousand Oaks have intervened. An intervenor is any individual, company, or organization with an interest in the proceedings such as customers, legislators or unions. Intervenors have the right to participate in the formal hearings, request information, present testimony, and appeal to the courts if they are dissatisfied with the decisions.

13. Hawaii             The Company notified the Commission as required.  The
                       Commission indicated additional information might be requested. In response, the Company filed a petition requesting formal approval and provided additional information.

14. Illinois           The Company and Thames Water are responding to requests
                       for information from all parties. Orland Hills has joined as an intervenor. A series of conferences are being held prior to public hearings, which are scheduled for May 21 and 22. The commission is expected to deliver a decision in September 2002.

15. Kentucky           The Company and Thames Water have answered questions
                       from all parties including the Lexington-Fayette Urban
                       County Government, which is an intervenor. The public hearing on our application is scheduled for April 2 and a decision is expected in June 2002.

Continued . . .

Update #19, page 3


16. Maryland           Questions have been received on the filing and they are
                       being addressed.  No hearing dates have been set.

17. New Jersey         The results of a cost-savings study are to be filed with
                       the commission in April. This study will look at savings that do not involve personnel at New Jersey American and E'Town. At this time, plans call for three public hearings to be held at different locations in the state starting on June 8. A decision is anticipated in September 2002.

18. New Mexico         A state examiner scheduled the public hearing date for
                       May 29 and a final decision is expected by the state in August 2002.

19. New York           The petition is still under review and no hearing
                       schedule has been developed.

20. Pennsylvania       Public hearings are scheduled to begin on May 7 with a
                       decision anticipated in July 2002. The Commission on Economic Opportunity and Penn Future has asked to intervene in the case, and the Utility Workers Union of America has withdrawn as an intervenor.

21. Tennessee          Earlier in the year the Company and Thames Water were
                       advised that the state had approved the transaction. The final wording of that approval is currently under discussion.

22. Virginia           The petition is still being reviewed and no hearing
                       schedule has been developed. Hopewell Industries has withdrawn as an intervenor.

23. West Virginia      The Company and Thames Water have responded to all
                       requests for information and a hearing schedule has been developed. Public meetings will be held in Princeton, Huntington, Weston, Fayetteville and
                       Charleston, WVA starting the week of June 10. A decision is anticipated by the commission in September 2002.

Continued. . . .

Update #19, page 4


What does all of this mean?
Last September, when the transaction was first announced, the Company said it expected the regulatory process to take at least a year to complete. That is still the case, with the close anticipated during the first half of 2003. Shareholders should use this time to locate stock certificates and verify stock registration information.

Questions about stock certificates should be directed to Equiserve at
(877) 987-9757

                           *           *            *

Forward looking statements in this report, including, without limitation, statements relating to the Company's plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. These factors include, among others, the following: the success of pending applications for rate increases, inability to obtain, or to meet conditions imposed for, regulatory approval of pending acquisitions, weather conditions that tend to extremes of temperature or duration; availability, terms and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with governmental regulations, particularly those affecting the environment and water quality; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation; changes in business strategy or plans; quality of management; general economic and business conditions; the ability to satisfy the conditions to closing set forth in the definitive agreement; and other factors described in filings of the Company with the SEC. The Company undertakes no obligation to publicly update or revise any forward looking statement, whether as a result of new information, future events or otherwise.